Exhibit 99.1

Fred's Pharmacy Agrees to Acquire 865 Rite Aid Stores

Purchase Would Create Third-Largest U.S. Drug Store Chain and Support Healthcare Growth Strategy

MEMPHIS, Tenn.--(BUSINESS WIRE)--December 20, 2016--Fred's Inc. ("Fred's Pharmacy" or "the Company") (NASDAQ: FRED) today announced that the Company has signed an agreement with Walgreens Boots Alliance, Inc. (NASDAQ: WBA) and Rite Aid Corporation (NYSE: RAD) to purchase 865 stores and certain assets related to store operations located across the eastern and western United States for $950 million in cash. Closing of the transaction is expected to take several months after Walgreens Boots Alliance's proposed acquisition of Rite Aid is completed and is subject to approval by the Federal Trade Commission as well as customary regulatory approvals and closing conditions. Shareholder approval is not required. The transaction, if approved, is targeted to close during the first half of 2017 and will position Fred's Pharmacy as the third-largest drugstore chain in the United States and create a new national competitor. In connection with this transaction, the Company has received financing commitments to fund the purchase price, transaction-related costs, ongoing business operations and anticipated capital investments.

Fred's Pharmacy Chief Executive Officer Michael K. Bloom, commented, "This will be a transformative event for Fred's Pharmacy that will accelerate our healthcare growth strategy through our acquisition of 865 new stores located in highly attractive markets. We believe that this transaction will also create tremendous opportunities for both our new and existing front of store and pharmacy team members. We look forward to realizing the considerable benefits this transaction will bring to our customers, patients, payors, supplier partners, team members and shareholders."

Bloom continued, "We have been working for several months on integration plans to ensure a seamless transition for Rite Aid customers, patients, team members and supplier partners by leveraging our world-class senior leadership team's significant expertise in managing major healthcare acquisitions and integrations. We assembled this highly experienced team in 2015, implemented upgrades to our infrastructure in 2016, and now, in 2017, we look forward to the continued optimization of our business, fueled by today's milestone announcement. We believe the purchase of these stores will not only complement recent investments in our team members, processes, and technological infrastructure, but also positively impact our business and maximize shareholder value."

In aggregate, the 865 stores are generally representative of Rite Aid's pre-divesture store performance with respect to both sales and EBITDA. Fred's Pharmacy expects that the acquired stores would be accretive to earnings and generate substantial cash flow.

Fred's Pharmacy will continue to employ, contingent on consummation of the transaction, store and certain field and regional team members related to the operations of the acquired stores. Upon completion of the acquisition, the Company will operate the acquired stores and will retain the Rite Aid banner through a 24-month transition.

A.T. Kearney served as a strategic advisor to the CEO and Board of Directors and provided financial and operational diligence related to the transaction. BofA Merrill Lynch and Regions Bank have committed to provide financing to Fred's Pharmacy. Peter J. Solomon Company, LLC provided a fairness opinion to the Board of Directors of the Company in connection with the transaction.

About Fred's Pharmacy

Fred's Pharmacy and its subsidiaries operate 647 discount general merchandise stores and three specialty pharmacy-only locations in 15 states in the southeastern United States. Included in the store count are 18 franchised locations. Also, there are 371 full service pharmacy departments located within Fred's stores, including four franchised locations. For more information about the Company, visit Fred's website at www.fredsinc.com.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. A reader can identify forward-looking statements because they are not limited to historical facts or they use such words as "outlook," "guidance," "may," "should," "could," "believe," "anticipate," "plan," "expect," "estimate," "forecast," "goal," "intend," "committed," "continue," or "will likely result" and similar expressions that concern the Company's strategy, plans, intentions or beliefs about future occurrences or results. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, the success of announced acquisition activities and future growth trends in businesses acquired; general economic trends; risks related to the possibility that the transactions may not close, including because one or more closing conditions to the transactions, including certain regulatory approvals, may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transactions, or may require conditions, limitations or restrictions in connection with such approvals; the risk that the businesses and acquired stores, as applicable, will not be integrated successfully; the risk of litigation and/or regulatory actions related to the proposed transactions; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; cyber-security threats; costs and delays in acquiring or developing new store sites; and the factors listed under "Risk Factors" in the Company's most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission. There can be no assurance that the requisite regulatory approvals will be obtained, or that the transactions will be completed within the required time period.

CONTACT:
Fred's Inc.
Rick Hans, 901-362-3733, ext. 2232
Executive Vice President and Chief Financial Officer